EXHIBIT 99.1

News Release

Investor Contact:
Mark Lamb
Director – Investor Relations	FOR RELEASE 5:00 a.m. Pacific
(425) 519-4034	Monday, January 24, 2005
markl@onyx.com

Onyx Software Names William Porter to Board of Directors

BELLEVUE, Wash — Onyx® Software Corporation today announced the appointment of William Porter to the company’s board of directors. Porter brings to Onyx nearly 28 years of management experience in the technology industry, and will serve on the company’s audit committee.

“I am very pleased to welcome Bill Porter to our board,” said Janice P. Anderson, Chair and CEO of Onyx Software. “Porter’s corporate finance experience with successful technology companies is an excellent addition to our team.”

William Porter is currently Senior Vice President and Chief Financial Officer (CFO) of Cadence Design Systems, Inc. (NYSE: CDN) (Nasdaq: CDN). Porter is responsible for managing the company’s global finance organization, including finance, operations, information technology, and real estate.

Prior to his appointment as CFO, Porter served as Corporate Vice President, Controller, and Assistant Secretary at Cadence. In that role, Porter led corporate accounting, tax, software order management, operations, and the successful worldwide financial systems implementation.

Before joining Cadence in 1994, Porter spent six years with Apple Computer where he held senior financial reporting and operations positions. From 1976 to 1988, Porter worked for Arthur Andersen & Company where his focus was software and mergers and acquisitions.

Porter received his master and bachelor degrees in business administration from the University of California, Berkeley, and is a Certified Public Accountant.

“Onyx Software has an excellent track record delivering customer success,” Porter said. “I look forward to contributing to the company’s progress through my role on the board.”

Separately Onyx Software announced that Peter Pervere, named to the Onyx board on October 28, 2004, has stepped down citing conflicting obligations.

About Onyx Software
Onyx Software Corporation (Nasdaq: ONXS), a worldwide leader in delivering successful CRM, offers a fast, cost-effective, easy to use solution that shares critical information among employees, customers and partners through three role-specific, Web services-based portals. The Onyx approach delivers real-world success by aligning CRM technology with business objectives, strategies and processes. Companies rely on Onyx across multiple departments to create a superior customer experience and a profitable bottom line. Onyx serves customers worldwide in a variety of industries, including financial services, healthcare, high technology and the public sector. Customers include Amway, Delta Dental, Mellon Financial Corporation, The Regence Group, and State Street Corporation. More information can be found at (888) ASK-ONYX, info@onyx.com or http://www.onyx.com/.

Onyx is a registered trademark of Onyx Software Corporation in the United States and other countries.
Other product or service names mentioned herein are the trademarks of their respective owners.